Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

David Green President dgreen@harvardbioscience.com Tel: 508 893 8999 Fax: 508 429 8478	Chane Graziano CEO cgraziano@harvardbioscience.com	Bryce Chicoyne CFO bchicoyne@harvardbioscience.com

HBIO Reports Third Quarter 2007 Results

Holliston, MA, November 1, 2007 /—Harvard Bioscience, Inc. (Nasdaq: HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research, today reported unaudited financial highlights for the three and nine months ended September 30, 2007.

Revenues from our continuing operations for the three months ended September 30, 2007 were $19.4 million, an increase of 2.2% compared to revenues of $18.9 million for the three months ended September 30, 2006. Income from continuing operations, as measured under U.S. generally accepted accounting principles (“GAAP”), was $1.5 million, or $0.05 per diluted share, for the three months ended September 30, 2007 compared to $1.3 million, or $0.04 per diluted share, for the same period in 2006. Non-GAAP adjusted income from continuing operations was $2.1 million, or $0.07 per diluted share, for the three months ended September 30, 2007 compared to $1.7 million, or $0.06 per diluted share, for the same period in 2006. See Exhibits 3 and 4 for reconciliations of GAAP to non-GAAP adjusted income from continuing operations and GAAP earnings per diluted share from continuing operations to non-GAAP adjusted earnings per diluted share from continuing operations.

Revenues from our continuing operations for the nine months ended September 30, 2007 were $58.9 million, an increase of 8.0% compared to revenues of $54.5 million for the nine months ended September 30, 2006. Income from continuing operations, as measured under GAAP, was $5.3 million, or $0.17 per diluted share, for the nine months ended September 30, 2007 compared to $4.7 million, or $0.15 per diluted share, for the same period in 2006. Non-GAAP adjusted income from continuing operations was $6.7 million, or $0.21 per diluted share, for the nine months ended September 30, 2007 compared to $5.7 million, or $0.18 per diluted share, for the same period in 2006. See Exhibits 3 and 4 for reconciliations of GAAP to non-GAAP adjusted income from continuing operations and GAAP earnings per diluted share from continuing operations to non-GAAP adjusted earnings per diluted share from continuing operations.

“During the third quarter of 2007 non-GAAP adjusted income from continuing operations grew 23% and non-GAAP adjusted earnings per diluted share grew 17% compared to the same period a year ago. Also during the quarter, we launched our patented microliter spectrophotometer through our strategic partnership with GE Healthcare. We estimate that the microliter spectrophotometer market is approximately $50 million and growing 20% per year. We believe the combination of our high performance product and GE Healthcare’s excellent name recognition in spectroscopy as well as its global distribution will be a formula that will drive significant organic growth in 2008. Shortly after the end of the quarter, we finalized the acquisition of Panlab s.l., which we expect to be accretive to non-GAAP earnings per diluted share in the fourth quarter and to add between $0.03 and $0.04 per share in 2008 (or $0.01 and $0.03 per diluted share under US GAAP). The Panlab acquisition expands our presence in the estimated $35 to $70 million behavioral segment of the neuroscience research market and gives us expanded distribution in Spain for our existing Harvard Apparatus products,” said Chane Graziano, CEO of Harvard Bioscience.

Mr. Graziano continued, “Although our overall organic growth rate was down for the quarter, most of our core product lines and major geographies showed good organic growth. Harvard Apparatus in the US and UK showed double-digit organic growth primarily driven by a new cell biology catalog in the US and an additional salesperson in the UK. Spectrophotometer sales through GE Healthcare were also strong, up 12% from a year ago, driven by the launch of the microliter spectrophotometer. This strong performance was offset by a decrease in sales in Japan, France and China due to unusually large shipments in the third quarter last year. The decline in sales in China was primarily due to a large tender order for our Anthos plate reader product line in third quarter 2006, which was not repeated in 2007. In addition, sales during the third quarter of our electrophoresis products distributed through GE Healthcare declined compared to the third quarter of 2006. We believe we can re-invigorate the GE Healthcare electrophoresis business the same way we are currently re-invigorating the spectrophotometry products, primarily by launching new products. We already have new products in the pipeline, and to accelerate this process, at the beginning of October, we hired a new general manager to run this business. We expect that a renewed and dedicated focus on this business will both return it to growth and improve its profitability which was significantly down in the quarter due to the underabsorption of manufacturing costs on lower than expected volumes.”

Looking forward to the fourth quarter of 2007, we expect the launch of our microliter spectrophotometer through GE Healthcare to continue to drive organic growth in our spectrophotometry business. However, due to the lack of a large tender order for plate readers to China in 2007, we expect that overall organic growth will be minimal in the fourth quarter. For the fourth quarter of 2007, we expect to report revenues between $23 million and $24 million and adjusted non-GAAP earnings per diluted share between $0.08 and $0.09.

The non-GAAP adjusted earnings per diluted share from continuing operations guidance excludes amortization of intangible assets, the impact of future acquisitions in 2007, the impact of stock-based compensation expense recognized under SFAS No. 123(R), and the impact of tax benefits associated with filing consolidated tax returns for continuing and discontinued businesses. See the table below for a reconciliation of our estimated non-GAAP adjusted earnings per diluted share from continuing operations to our estimated GAAP adjusted earnings per diluted share from continuing operations and Exhibit 6 for a reconciliation of the estimated impact of the Panlab s.l. acquisition on 2008 financial results.

Reconciliation of Guidance for US GAAP Earnings per Diluted Share From Continuing Operations to Adjusted Non-GAAP

Earnings per Diluted Share From Continuing Operations

(unaudited)

	Three Months Ended December 31, 2007
	Low Estimate	High Estimate
Non-GAAP adjusted diluted earnings per common share from continuing operations —A	$0.08	$0.09
Less the impact of:
Amortization of intangible assets, net of tax—A	(0.01)	(0.01)

Stock-based compensation (SFAS No. 123(R)), net of tax—B	(0.02)	(0.02)

Tax benefits of filing consolidated tax returns for continuing and discontinued businesses—C	0.01	0.01

Diluted earnings per common share from continuing operations—A	$0.06	$0.07

A—Includes estimated impact of Panlab s.l. acquisition and assumes no additional acquisitions.

B—Assumes no additional 2007 stock option grants.

C—Does not include the tax impact of completing the divestiture of our Capital Equipment Business.

Operating Results for Continuing Operations

Three months ended September 30, 2007 compared to three months ended September 30, 2006:

Revenues increased $0.4 million, or 2.2%, to $19.4 million for the three months ended September 30, 2007 compared to $18.9 million for the same period in 2006. The increase in revenues was due in part to favorable foreign exchange on sales denominated in foreign currencies of $0.8 million, or 4.1%, during the third quarter of 2007. In addition, our Harvard Apparatus reporting unit reported strong sales into the US and UK markets. This growth was largely driven by the strengthening of our sales and marketing efforts. Also contributing to the increase in revenues, our Biochrom reporting unit experienced growth in sales to GE Healthcare for spectrophotometers, primarily due to the launch of a new microliter spectrophotometer, in sales of plate readers outside of China, and sales of electrophoresis equipment, to customers other than GE Healthcare. Offsetting these increases, sales of plate readers to China, sales of 1D electrophoresis equipment to GE Healthcare declined and Harvard Apparatus sales into Japan and France were down compared to a year ago due to unusually large pump orders shipped during the third quarter of 2006.

Cost of product revenues increased $0.5 million, or 5.2%, to $10.1 million for the three months ended September 30, 2007 from $9.6 million for the three months ended September 30, 2006. The increase in cost of product revenues is primarily the result of an increase in foreign exchange rates of $0.4 million. Gross profit as a percentage of revenues decreased to 47.9% for the three months ended September 30, 2007 compared with 49.4% for the same period in 2006. The decrease in gross profit as a percentage of revenues was primarily due to a higher proportion of sales from our lower margin products and to a lesser extent due to the under-absorption of certain manufacturing costs.

Sales and marketing expenses increased $0.3 million, or 12.4%, to $2.5 million for the three months ended September 30, 2007 compared to $2.2 million for the three months ended September 30, 2006. This increase was primarily due to an increase in foreign exchange rates of $0.1 million and commissions due to higher sales volumes and other employee related costs of $0.1 million.

General and administrative expenses were $3.5 million, a decrease of $0.6 million, or 14.1%, for the three months ended September 30, 2007 compared to $4.1 million for the three months ended September 30, 2006. The decrease in general and administrative expenses was primarily due to a decrease in bonus expense of approximately $0.7 million and in professional fees of $0.1 million. Offsetting these decreases was an increase in foreign exchange rates of $0.1 million and stock-based compensation of $0.2 million.

Research and development expenses were $0.9 million, an increase of $0.1 million, or 7.8%, for the three months ended September 30, 2007 compared to $0.8 million for the three months ended September 30, 2006. The increase in research and development expenses was primarily due to an increase in employee and other costs associated with recent product introductions.

Nine months ended September 30, 2007 compared to nine months ended September 30, 2006:

Revenues increased $4.4 million, or 8.0%, to $58.9 million for the nine months ended September 30, 2007 compared to $54.5 million for the same period in 2006. The increase in revenues was due in part to favorable foreign exchange on sales denominated in foreign currencies of $2.3 million, or 4.2%, during the nine months ended September 30, 2007. The revenue increase was also derived from our core physiology and cell biology equipment sold by our Harvard Apparatus business, the impact of new spectrophotometers, including our recently introduced microliter spectrophotometer, sold by our Biochrom subsidiary and the impact of our Anthos product lines acquired late in June 2006.

Cost of product revenues increased $3.2 million, or 11.8%, to $30.2 million for the nine months ended September 30, 2007 from $27.0 million for the nine months ended September 30, 2006. The increase in cost of product revenues is mainly due to increased sales volumes in the first nine months of 2007 compared to the same period in 2006 and an increase in foreign exchange rates of $1.4 million. Gross profit as a percentage of revenues decreased to 48.7% for the nine months ended September 30, 2007 compared with 50.4% for the same period in 2006. The decrease in gross profit as a percentage of revenues was primarily due to a higher proportion of sales from our lower margin products, primarily from our Anthos product lines, and to a lesser extent due to an increase in fixed manufacturing costs and underabsorbed manufacturing costs due to lower than expected volumes.

Sales and marketing expenses increased $0.7 million, or 9.6%, to $7.5 million for the nine months ended September 30, 2007 compared to $6.8 million for the nine months ended September 30, 2006. This increase was primarily due to an increase in foreign exchange rates of $0.3 million and commissions due to higher sales volumes and other employee related costs of $0.3 million.

General and administrative expenses were $10.5 million, a decrease of $0.2 million, or 2.1%, for the nine months ended September 30, 2007 compared to $10.7 million for the nine months ended September 30, 2006. The decrease in general and administrative expenses was primarily due to a decrease in professional fees of $0.3 million and bonus expense of $0.6 million partially offset by increases in foreign exchange rates of $0.2 million and stock-based compensation of $0.4 million.

Research and development expenses were $2.6 million, an increase of $0.3 million, or 11.6%, for the nine months ended September 30, 2007 compared to $2.3 million for the nine months ended September 30, 2006. The increase in research and development expenses was primarily due to increases in foreign exchange rates of $0.1 million and costs associated with recent product introductions.

Balance Sheet

We ended the third quarter of 2007 with cash and cash equivalents of $15.1 million compared to cash and cash equivalents of $9.8 million at December 31, 2006. As of September 30, 2007, $13.8 million was held by our continuing operations and $1.3 million was held by our discontinued operations. As of September 30, 2007, we had $2.8 million outstanding on our revolving credit facility compared to $3.0 million at December 31, 2006.

Trade receivables were $13.0 million and inventories were $13.3 million as of September 30, 2007. Outstanding days of sales were 62 days for the three months ended September 30, 2007 compared to 56 days for the same period of 2006. Outstanding days of sales increased primarily due to an increase in international customers who generally pay slower and a change in the payment pattern of GE Healthcare. Inventory turns were 3.1 times for the three months ended September 30, 2007 compared to 3.5 times for the same period of 2006. Inventory turns are down primarily due to the building of inventories in anticipation of new product launches.

Discontinued Operations

During the quarter ended September 30, 2005, the Company announced plans to divest its Capital Equipment Business segment. The decision to divest this business segment was based on the fact that market conditions for the Capital Equipment Business had been such that this business did not meet the Company’s expectations and the decision to focus Company resources on the Apparatus and Instrumentation Business segment. As a result, we began reporting the Capital Equipment Business segment as a discontinued operation in the third quarter of 2005. The loss from discontinued operations, net of tax was approximately $0.3 million for the three months ended September 30, 2007 compared to a loss of $1.5 million for the same period in 2006. The loss from discontinued operations, net of tax was approximately $5.3 million for the nine months ended September 30, 2007 compared to a loss of $4.6 million for the same period in 2006. During the quarter ended September 30, 2007, the Company utilized the terms of a proposed agreement to purchase substantially all of the assets that comprise the Capital Equipment Business segment to re-evaluate the fair value less costs to sell these assets. The proposed agreement included contingent consideration from an earn-out agreement for which no value has been ascribed since realization is not assured. Based on management’s evaluation, additional asset impairment charges of approximately $18,000 and $2.9 million were recorded during the three and nine months ended September 30, 2007, respectively.

The above proposed agreement is not a definitive agreement for the sale of the Capital Equipment Business segment. There can be no assurances that the Company will sell its Capital Equipment Business segment pursuant to the terms of this proposed agreement or at all. We will provide an update on the status of the divestiture of the Capital Equipment Business segment during our conference call later this afternoon.

Conference Call Details

As previously announced, management will host a conference call to discuss third quarter results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site. In addition, management may answer one or more questions concerning business and financial developments and trends and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed. The conference call will begin at 5:30 p.m. Boston time on Thursday, November 1, 2007. To listen to the conference call, log on to our website at: www.harvardbioscience.com and click on the Earnings Call icon. The live conference call is also accessible by dialing 866-277-1181 and referencing the pass code of “10188253.” A replay of this conference call will be available from 7:30 p.m. on November 1, 2007 through November 8, 2007 and will be accessible by dialing 888-286-8010 and referencing the pass code of “65302542.” This earnings release, as well as any material financial and other statistical information presented on the call which is not included in this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, the call, this press release and any related financial or statistical information will be archived on our web site under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted income from continuing operations, adjusted earnings per diluted share from continuing operations and revenue growth excluding foreign exchange. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, restructuring expenses, discontinued operations and stock-based compensation expense, all net of tax. They also exclude the tax benefits of filing consolidated tax returns for continuing and discontinued businesses. We believe that revenue excluding foreign exchange provides useful information to investors by enabling them to evaluate growth in our business, excluding the impact of change in foreign exchange rates. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted income and earnings per diluted share from continuing operations for the three months ended September 30, 2007 and 2006, and our revenue growth excluding the impact of foreign exchange for the quarters ending March 31, 2006 through September 30, 2007, the year ended December 31, 2006 and the nine months ended September 30, 2007 compared to the corresponding periods ending from the prior year to the comparable GAAP financial information is included below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer, and marketer of a broad range of specialized products, primarily scientific instruments and apparatus, used to advance life science research at pharmaceutical and biotechnology companies, universities and government laboratories worldwide. HBIO sells its products to thousands of researchers in over 100 countries, through its 1,100 page catalog (and various other specialty catalogs), its website and through its distributors, including GE Healthcare, Thermo Fisher Scientific and VWR. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Spain and Austria with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

This press release contains, and our conference call may contain, forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “guidance,” “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company’s or management’s beliefs or expectations, the Company’s anticipated future revenues and earnings, the strength of the Company’s market position and business model, the impact of acquisitions, the outlook for the life sciences industry, the Company’s business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company’s products, and the Company’s plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those in the forward-looking statements include the Company’s inability to complete the divestiture of its Capital Equipment Business segment on attractive terms, the potential loss of business at the Company’s Capital Equipment Business segment relating to the Company’s decision to divest this business, unanticipated costs or expenses related to the divestiture of the Capital Equipment Business segment, the Company’s failure to successfully integrate acquired businesses or technologies, expand its product offerings, introduce new products or commercialize new technologies, unanticipated costs relating to acquisitions, decreased demand for the Company’s products due to changes in its customers’ needs, financial position, general economic outlook, or other circumstances, overall economic trends, the timing of our customers’ capital equipment purchases and the seasonal nature of purchasing in Europe, our potential misinterpretation of trends of our capital equipment product lines due to the cyclical nature of this market, economic, political and other risks associated with international revenues and operations, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others’ intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, completion of the purchase price allocation for Panlab s.l., impact of any impairment of our goodwill or intangible assets, and our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, plus factors described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.

EXHIBIT #1

HARVARD BIOSCIENCE, INC.

Selected Consolidated Balance Sheet Information

(Unaudited, in thousands)

	September 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$13,797	$9,357
Trade receivables	12,955	13,323
Inventories	13,299	10,743
Property, plant and equipment	4,594	4,610
Goodwill and other intangibles	33,927	34,419
Other assets	3,203	3,464
Assets of discontinued operations—held for sale	14,695	17,312

Total assets	$96,470	$93,228

Liabilities and Stockholder’s Equity
Current liabilities—continuing operations	$8,804	$9,618
Current liabilities—discontinued operations	5,659	5,066

Total current liabilities	14,463	14,684

Total liabilities	21,000	21,345
Stockholders’ equity	75,470	71,883

Total liabilities and stockholders’ equity	$96,470	$93,228

EXHIBIT #2

HARVARD BIOSCIENCE, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues	$19,353	$18,941	$58,878	$54,498
Cost of product revenues	10,077	9,578	30,197	27,013

Gross profit	9,276	9,363	28,681	27,485

Sales and marketing expenses	2,458	2,187	7,481	6,824
General and administrative expenses	3,501	4,074	10,448	10,674
Research and development expenses	873	810	2,605	2,334
Amortization of intangible assets	444	430	1,330	1,260

Total operating expenses	7,276	7,501	21,864	21,092

Operating income	2,000	1,862	6,817	6,393

Other income (expense):
Foreign exchange	69	(38)	114	76
Interest expense	(46)	(85)	(214)	(389)
Interest income	64	63	204	158
Other, net	(3)	(41)	(14)	(100)

Other income (expense), net	84	(101)	90	(255)

Income from continuing operations before income taxes	2,084	1,761	6,907	6,138
Income taxes	566	487	1,632	1,471

Income from continuing operations	1,518	1,274	5,275	4,667
Discontinued operations, net of tax	(299)	(1,453)	(5,326)	(4,630)

Net income (loss)	$1,219	$(179)	$(51)	$37

Income (loss) per share:
Basic earnings per common share from continuing operations	$0.05	$0.04	$0.17	$0.15
Discontinued operations	(0.01)	(0.05)	(0.17)	(0.15)

Basic earnings (loss) per common share	$0.04	$(0.01)	$(0.00)	$0.00

Diluted earnings per common share from continuing operations	$0.05	$0.04	$0.17	$0.15
Discontinued operations	(0.01)	(0.05)	(0.17)	(0.15)

Diluted earnings (loss) per common share	$0.04	$(0.01)	$(0.00)	$0.00

Weighted average common shares:
Basic	30,625	30,530	30,595	30,509

Diluted	31,407	31,131	31,414	31,107

EXHIBIT #3

HARVARD BIOSCIENCE, INC.

Reconciliation of US GAAP Income from Continuing Operations to Non-GAAP Adjusted Income from Continuing Operations

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
US GAAP income from continuing operations	$1,518	$1,274	$5,275	$4,667

Adjustments:

Amortization of intangible assets	444	430	1,330	1,260

Stock-based compensation expense	675	509	1,693	1,330

Income taxes (A)	(514)	(484)	(1,614)	(1,536)

Non-GAAP adjusted income from continuing operations	$2,123	$1,729	$6,684	$5,721

(A)	Income taxes includes the tax effect of adjusting for the amortization of intangible assets and stock-based compensation. It also excludes the tax benefits of filing consolidated tax returns for continuing and discontinued businesses.

EXHIBIT #4

HARVARD BIOSCIENCE, INC.

Reconciliation of US GAAP Diluted Earnings Per Common Share from Continuing Operations to Non-GAAP Adjusted Diluted Earnings Per

Common Share from Continuing Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
US GAAP diluted earnings per common share from continuing operations	$0.05	$0.04	$0.17	$0.15

Adjustments:

Amortization of intangible assets	0.01	0.01	0.04	0.04

Stock-based compensation expense	0.02	0.02	0.05	0.04

Income Taxes (A)	(0.02)	(0.01)	(0.05)	(0.05)

Non-GAAP adjusted diluted earnings per common share from continuing operations	$0.07	$0.06	$0.21	$0.18

(A)	Income taxes includes the tax effect of adjusting for the amortization of intangible assets and stock-based compensation. It also excludes the tax benefits of filing consolidated tax returns for continuing and discontinued businesses.

EXHIBIT #5

HARVARD BIOSCIENCE, INC.

Reconciliation of Changes In Total Revenue Compared to the Same Period of the Prior Year (Continuing Operations)

(unaudited)

	For the Three Months Ended				For the Year Ended	Three Months Ended			For the Nine Months Ended
	March 31, 2006	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006	Dec. 31, 2006	March 31, 2007	June 30, 2007	Sept. 30, 2007	Sept. 30 2007
Organic growth	11.9%	11.2%	3.7%	7.8%	8.5%	-2.7%	4.4%	-1.9%	0.0%

Acquisitions	0.0%	0.0%	3.6%	7.6%	2.9%	7.7%	4.2%	0.0%	3.8%

Foreign exchange effect	-4.2%	0.5%	3.0%	6.1%	1.6%	5.0%	3.6%	4.1%	4.2%

Total revenue growth	7.7%	11.7%	10.3%	21.5%	13.0%	10.0%	12.2%	2.2%	8.0%

EXHIBIT #6

HARVARD BIOSCIENCE, INC.

Reconciliation of Guidance for Estimated Impact of Panlab s.l. Acquisition on 2008 Financial Results

(unaudited)

	Low Estimate	High Estimate
Non-GAAP adjusted earnings per common diluted share from continuing operations	$0.03	$0.04

Purchase accounting and other adjustments	(0.02)	(0.01)

GAAP diluted earnings per common share from continuing operations	$0.01	$0.03